Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Bel Fuse’s Registration Statement Nos. 333-89376 and No. 333-65627 on Form S-8 of our report dated March 13, 2009, relating to the financial statements and financial statement schedule of Bel Fuse Inc. and subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, effective January 1, 2007, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 13, 2009